BRF S.A.

A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MINUTES OF THE 89th EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: November 1, 2013 at 5:00 p.m. at Rua Hungria, 1400 – 5th floor in the city and state of São Paulo. CHAIR: Abilio dos Santos Diniz, Chairman, Edina Biava, Secretary. ATTENDANCE: the majority of the effective members. RESOLUTIONS ADOPTED: 1.  To approve the signature by the Company of an investment agreement (“Investment Agreement”) with Minerva S.A. and with the controlling shareholder of Minerva S.A., VDQ Holdings S.A.. The Investment Agreement provides for the transfer of the assets, liabilities, property, rights and obligations of the beef cattle division (Beef Cattle Division) of the Company to one of the latter’s subsidiaries which is dormant (“Beef Cattle Division Company”), together with certain of the Company’s employees involved in the Beef Cattle Division’s activities. Subsequently, on the date the Investment Agreement is concluded, the Beef Cattle Division Company’s shares shall be incorporated by Minerva S.A., the Beef Cattle Division Company then becoming a subsidiary of Minerva S.A.. As a consequence of the operation, 29,000,000 (twenty-nine million) of common, nominative shares with no par value shall be issued by Minerva S.A. in favor of the Company, the latter thus becoming owner of shares  representing a 16.77% (sixteen decimal point seventy-seven percent) stake in the total and voting capital stock of Minerva S.A. In addition to the signature of the Investment Agreement, the Board of Directors approves the practice of all acts required to implement the Investment Agreement such as the paying in of the capital stock of the Beef Cattle Division Company through conveyancing of the Beef Cattle Division and the incorporation of shares the issue of the Beef Cattle Division Company by Minerva S.A.. 2. To approve the signature by the Company of a shareholders’ agreement which shall govern the relationship of the Company and VDQ Holdings S.A. while shareholders of Minerva S.A., more especially, among other questions, requirements as to the corporate structure, management, restrictions on the transfer of shares and the exercising of voting rights. 3. To approve the signing of a non-exclusive agreement for the supply of beef byproducts by Minerva to the Company. 4. To authorize the Company’s management to practice all acts necessary to implement the operations envisaged herein. 5. Subsidiaries: ratified - the decision of the ordinary meeting of October 22, 2013 approving and authorizing the Executive Board to proceed with the change in registered offices of the Avipal Centro-Oeste and Avipal Construtora subsidiaries; closure of the dormant Brazilian subsidiaries: Perdigão Trading S.A; PDF Participações Ltda and authorization of the Executive Board to execute the change of management of subsidiaries. São Paulo-SP, November 1, 2013. These minutes were approved by the those Directors present: ABILIO DINIZ, Chairman; SÉRGIO RICARDO SILVA ROSA, Vice Chairman, CARLOS FERNANDO COSTA; DÉCIO DA SILVA; JOSÉ CARLOS REIS MAGALHÃES NETO; LUIZ FERNANDO FURLAN; LUÍS CARLOS FERNANDES AFONSO; MANOEL CORDEIRO SILVA FILHO; PEDRO DE ANDRADE FARIA; WALTER FONTANA FILHO.

EDINA BIAVA

Secretary